                                                                    Exhibit 99.1




                      NEOSE TECHNOLOGIES ANNOUNCES SALE OF
                              WITMER ROAD FACILITY

                         IMPLEMENTS HEADCOUNT REDUCTION

Horsham, PA, September 5, 2006 -- Neose Technologies, Inc. (Nasdaq GM: NTEC) today announced that it has entered into an agreement to sell, for approximately $21 million, the 50,000 square foot facility containing its pilot manufacturing plant and current corporate headquarters ("Witmer Road Facility") located in Horsham, Pennsylvania, to a public real estate investment trust. The Company plans to relocate its corporate headquarters to its leased facility in Horsham within six months.

Contemporaneously with the sale of the Witmer Road Facility, the Company is reducing the size of its workforce by approximately 25%. Some of the affected employees have been involved in the operation of the pilot plant and are being offered employment by the new lessee of the facility.

Upon closing of the sale of the Witmer Road Facility, which is expected to occur by the end of the week, the Company will realize, net of fees and expenses, proceeds of approximately $19.5 million. In connection with the closing, the Company will repay all outstanding debt associated with the facility of approximately $9.7 million, which includes accrued interest and prepayment penalties. This repayment eliminates the requirement under our term loan with a bank to maintain a minimum cash and short-term investments balance. The remaining net proceeds of approximately $9.8 million will be used to further the Company's research and clinical development objectives and to fund capital expenditures associated with consolidation of operations if such expenditures cannot be financed through the issuance of new debt.

The Company will consolidate its operations in its adjacent, leased 40,000 square foot facility in Horsham, which currently houses approximately half of its employees. The Company expects to spend approximately $3.5 million through the first quarter of 2007 to construct additional laboratory and office space in the leased facility. The Company will continue to occupy portions of the Witmer Road Facility until these renovations are complete, which is expected to be by February 2007.

NEOSE TECHNOLOGIES, INC.                                                  PAGE 2


"The sale of the Witmer Road Facility is strategically important to Neose. It immediately provides a non-dilutive source of capital and will reduce our operating expenses," said George J. Vergis, Ph.D., Neose president and chief executive officer. "The elimination of the positions of dedicated and talented employees is extremely difficult, and we are grateful for the important contributions they have made. We are heartened by the fact that some of these employees will remain in the facility as employees of the new lessee," continued Vergis.

After achieving the full benefits in the fourth quarter of 2006 of the facility sale, debt repayment, and workforce reduction, the Company expects to realize annualized savings of between $6 million and $8 million. Net cash utilization for the second half of 2006 is expected to total approximately $8 million to $9 million, which includes the net cash effect of the facility sale, the construction costs in the leased facility, and employee severance and retention costs, compared to net cash utilization during the first half of 2006 of approximately $16.4 million. The Company expects most of the $1 million of employee severance and retention costs will be reflected in its operating results during the third quarter of 2006. The Company expects to recognize a gain from the sale of the facility of approximately $7.5 million, most of which will be reflected in its operating results during the third quarter of 2006.

CONFERENCE CALL

The Company will host a conference call at 11:00 a.m. (EDT) on Tuesday, September 5, to discuss these actions. The dial-in number for domestic callers is (800) 289-0493. The dial-in number for international callers is (913) 981-5510. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 6408454. The replay number for international callers is (719) 457-0820, also using the passcode 6408454. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

        http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

ABOUT NEOSE

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion. Neose expects to commence Phase II for NE-180 in a Western European country in the fourth quarter of 2006. Neose expects that its partner for GlycoPEG-GCSF, BioGenerix AG, will commence Phase I in a Western European country in the third quarter of 2006.

NEOSE TECHNOLOGIES, INC.                                                  PAGE 3

CONTACTS:


         NEOSE TECHNOLOGIES, INC.
         A. Brian Davis
         Sr. Vice President and Chief Financial Officer
         Barbara Krauter
         Manager, Investor Relations
         (215) 315-9000
         E-mail: info@neose.com


For more information, please visit www.neose.com.

Neose "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including, but not limited to, statements regarding the sale of our Witmer Road facility and its financial impact, the expense and timing of consolidating our operations in our leased facility, our restructuring, and the timing and amount of restructuring charges that we expect to incur in connection with the restructuring are "forward-looking statements" that involve risks and uncertainties, including without limitation the risk that the closing of the facility sale will not occur in the timeframe anticipated, or at all, the risk that we will incur unexpected charges and/or delays in connection with the consolidation of operations to our leased facility, and the risk that we will incur unexpected charges or will have unexpected expenditures related to the restructuring upon the completion of further analysis with respect to the restructuring generally and our assets specifically. For a discussion of these and additional risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose's Annual Report on Form 10-K for the year ended December 31, 2005, entitled "Factors Affecting the Company's Prospects" and discussions of potential risks and uncertainties in Neose's subsequent filings with the SEC.